Exhibit 99.1

CrossAmerica Partners LP Announces Definitive Agreement to Acquire 106 Convenience Store Locations From 7-Eleven, Inc.

-	A total of 106 sites to be acquired from 7-Eleven, Inc.
-	Vast majority of the sites currently operate under the Speedway brand, and all sites will be rebranded at closing

Allentown, PA April 29, 2021  – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator and owner and lessor of real estate used in the retail distribution of motor fuels, today announced that it has entered into a definitive agreement to acquire certain convenience store properties from 7-Eleven, Inc. (“7-Eleven”) for an aggregate cash purchase price of $263 million, subject to certain adjustments.

The sites to be acquired consist of company-operated sites that are being sold by 7-Eleven as part of a divestiture process in connection with its previously announced acquisition of the Speedway business from Marathon Petroleum Corporation (“Marathon”), and are located in regions of the U.S. within CrossAmerica’s existing asset base. The vast majority of the sites are currently operating under the Speedway brand, and all sites will be rebranded in connection with the closing. A total of approximately 160 million gallons of motor fuel were sold at these locations during the trailing twelve month period ended October 31, 2020, in addition to aggregate merchandise sales of approximately $134 million during such period, in each case based on unaudited financial information provided to CrossAmerica.

“We are excited to acquire these high quality assets that are complementary to our existing footprint and will allow us to benefit from increased scale in our retail operations,” said Charles Nifong, President and CEO of CrossAmerica. “The transaction provides excellent value to the Partnership and represents continued execution of the strategic plan we set in action last year.”

The acquisition is subject to the consummation of 7-Eleven’s transaction with Marathon and Federal Trade Commission approval, as well as other customary closing conditions. CrossAmerica expects to close on its acquisition of these sites on a rolling basis, beginning approximately sixty to ninety days after the closing of 7-Eleven’s transaction with Marathon. The Partnership presently expects the acquisition to be immediately accretive to distributable cash flow to limited partners. CrossAmerica expects to finance the transaction through undrawn capacity under its existing revolving credit facility, cash on hand, and/or additional debt financing from other sources.

The terms of the transaction were unanimously approved by the board of directors of the general partner of CrossAmerica. Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to CrossAmerica.

CrossAmerica is filing a Form 8-K with the Securities and Exchange Commission providing additional details of the transaction.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,700 locations and owns or leases approximately 1,100 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Randy Palmer (investors), rpalmer@caplp.com or 210-742-8316

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Forward looking statements relating to the Partnership’s acquisition of these sites from 7-Eleven include the benefits of the transaction to CrossAmerica and its expected impact on distributable cash flow to limited partners.  Such forward-looking statements are based on information currently available and involve estimates, expectations and projections, which are subject to inherent risks and uncertainties that could result in actual results varying from those presently anticipated, including the risk that the cost savings and growth expected from the transaction are not fully realized.   .For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on the CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

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